As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333-167563
Registration No. 333-133595
Registration No. 333-59290
Registration No. 333-36204
Registration No. 333-83971
Registration No. 333-27117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to S-8 Registration Statement No. 333-167563
Post-Effective Amendment No. 1 to S-8 Registration Statement No. 333-133595
Post-Effective Amendment No. 1 to S-8 Registration Statement No. 333-59290
Post-Effective Amendment No. 1 to S-8 Registration Statement No. 333-36204
Post-Effective Amendment No. 1 to S-8 Registration Statement No. 333-83971
Post-Effective Amendment No. 1 to S-8 Registration Statement No. 333-27117
UNDER
THE SECURITIES ACT OF 1933

Frontier Oil Corporation
(Exact name of registrant as specified in its charter)

Wyoming	74-1895085
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
(Address of Principal Executive Offices)

Frontier Oil Corporation Omnibus Incentive Compensation Plan
Frontier Retirement Savings Plan and Frontier Refining & Marketing Inc. and Subsidiaries
Collectively Bargained Employees Retirement Savings Plan
Frontier Oil Corporation Employee Stock Option Plan
Frontier Oil Corporation 1999 Stock Plan
Nonqualified Stock Option Agreements
(Full Titles of the Plans)

Michael C. Jennings
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
(Name and address of agent for service)
(713) 688-9600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements of Frontier Oil Corporation (“Frontier”) on Form S-8 (collectively, the “Registration Statements”):
Registration Statement No. 333-167563, registering 7,100,000 shares of Frontier common stock, no par value, under the Frontier Oil Corporation Omnibus Incentive Compensation Plan.
Registration Statement No. 333-133595, registering 5,393,800 shares of Frontier common stock, no par value, under the Frontier Oil Corporation Omnibus Incentive Compensation Plan.
Registration Statement No. 333-59290, registering 1,000,000 shares of Frontier common stock, no par value, under the Frontier Retirement Savings Plan and Frontier Refining & Marketing Inc. and Subsidiaries Collectively Bargained Employees Retirement Savings Plan.
Registration Statement No. 333-36204, registering 1,200,000 shares of Frontier common stock, no par value, under the Frontier Oil Corporation Employee Stock Option Plan.
Registration Statement No. 333-83971, registering 2,000,000 shares of Frontier common stock, no par value, under the Frontier Oil Corporation 1999 Stock Plan.
Registration Statement No. 333-27117, registering 457,700 shares of Frontier common stock, no par value, under the Nonqualified Stock Option Agreements.
     On July 1, 2011, pursuant to the Agreement and Plan of Merger, dated February 21, 2011, by and among Frontier, Holly Corporation (“Holly”) and North Acquisition, Inc. (“Merger Sub”), Merger Sub merged with and into Frontier, with Frontier surviving the merger as a wholly owned subsidiary of Holly (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive 0.4811 shares of common stock of Holly.
     As a result of the Merger, Frontier has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertaking contained in the Registration Statements, Frontier hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statements, any of the securities registered that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Frontier Oil Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2011.

FRONTIER OIL CORPORATION
By:	/s/ Michael C. Jennings
	Name:	Michael C. Jennings
	Title:	President & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael C. Jennings Michael C. Jennings	President, Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2011

/s/ Doug S. Aron Doug S. Aron	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	July 1, 2011